INTEGRATED FUND SERVICES
                ANTI-MONEY LAUNDERING COMPLIANCE PROGRAM SERVICE
                               AGREEMENT ADDENDUM

This Agreement is entered into as of August 15, 2002 by and between INTEGRATED FUND SERVICES ("Integrated") and Touchstone Tax-Free Trust (the "Trust").

          WHEREAS, INTEGRATED and the Trust entered into an Amended and Restated Transfer, Dividend Disbursing, Shareholder Service and Plan Agency Agreement dated as of December 20, 2001 (the "Service Agreement"); and

          WHEREAS,   INTEGRATED  and  the  Trust  wish  to  amend  this  Service
Agreement;

          NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

1. To the services described in the Service Agreement shall be added the Anti-Money Laundering Compliance Program Service ("AML Service") in accordance with the Service Description Document (Attachment A to this Amendment). All other full or partial sections left unchanged in the Service Agreement shall remain the same throughout the term of this Agreement.

2. All terms utilized in this Amendment which are defined in the Service Agreement shall have the meaning set forth in the Service Agreement, unless the context otherwise requires.

3. Except as specifically amended in this Amendment, the Service Agreement shall continue in full force and effect and be binding upon the parties notwithstanding the execution and delivery of this Amendment.

4. To facilitate execution, this Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Agreement.

5. This Amendment shall be binding upon the parties and, to the extent permitted by the Service Agreement, their respective successors and assigns.

6. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

7. This service shall begin on the date of this Amendment and shall automatically renew on the anniversary of the Service Agreement for each successive term.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE TAX-FREE TRUST                        INTEGRATED FUND SERVICES, INC.


By:      /s/ Jill T, McGruder                    By:/s/ Scott A. Englehart
         ---------------------------------          --------------------------

Print    Jill T. McGruder                        Print Name:  Scott A. Englehart
Name:    ---------------------------------       -------------------------------

Print    President                               Print Title:  President
Title:   ---------------------------------       -------------------------------

Date:    August 15, 2002                         Date: August 15, 2002
         ---------------------------------       -------------------------------

Attachment A

                      Anti-Money Laundering Program Service

In consideration of the compensation detailed in this Agreement, Integrated as Transfer Agent for the Trust shall perform the procedures as described below as required by the USA PATRIOT Act of 2001 (the "Act") and applicable sections of the Bank Secrecy Act and the Internal Revenue Service Code.

1. Develop and implement an anti-money laundering program reasonably designed to detect activities indicative of money laundering and achieve compliance with such regulatory requirements.

2. Monitor the accounts of the Funds' shareholders for suspicious activity.

3. Implement training programs to educate its officers and employees regarding its and the Trust's anti-money laundering policies and procedures.

4. Designate a compliance officer with sufficient authority to oversee Integrated's anti-money laundering policies and procedures and to interact with the Trust's Patriot Act Compliance Officer.

5. Conduct an independent audit of the Trust's anti-money laundering policies and procedures on an annual basis.

6.       Provide the Trust with a report of the independent audit findings.

7. Provide appropriate federal agencies with information and records relating to the Client's anti-money laundering program upon request, including access to inspect Integrated's activities related to the Client's anti-money laundering program.

8. File Suspicious Activity Reports (SARs) or IRS Form 8300 reports as may be required.

9. Check shareholder names against lists of known or suspected terrorists or terrorist organizations such as those persons and organizations listed on Treasury's Office of Foreign Assets Control (OFAC) or the Securities and Exchange Commission's Control List.

10.      Comply with Customer Identification Verification requirements.

11.      Retain records on behalf of the Trust as required by the Act.